Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into and effective as of April 7, 2015, by and among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, 2155735 Ontario Inc., an Ontario corporation, CCP Canada Inc., an Ontario corporation, FTW Holdings, Inc., a Delaware corporation and Fort Wayne Plastics, Inc., an Indiana corporation (individually and collectively, the “Borrower” or the “Borrowers”) and BMO Harris Bank N.A. (the “Lender”).

Recitals:

A.	Borrowers and the Lender are party to that certain Credit and Security Agreement dated as of February 19, 2014 (as amended from time to time, the “Credit Agreement”).

B.	Borrowers and the Lender have agreed to the provisions set forth herein on the terms and conditions contained herein.

Agreement

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, each Borrower and the Lender hereby agree as follows:

1.                   Definitions.  Capitalized terms used and not otherwise defined herein have the meanings given them in the Credit Agreement.

2.                  Effectiveness of Agreement.  This Agreement shall become effective as of the date first written above, but only if this Agreement has been executed by each Borrower and the Lender, and the other items listed on Exhibit A attached hereto to be delivered prior to this Amendment becoming effective have been delivered and, as applicable, executed, attested, acknowledged, certified, or authenticated (or such delivery or execution, attestation, acknowledgement, certification or authentication is waived by the Lender), each in form and substance satisfactory to the Lender, and all fees and expenses of the Lender have been fully reimbursed for which invoices or amounts have been presented.

3.                   Consent to Centrex Acquisition; Appraisals and Field Exams.  Notwithstanding Section 8.16 of the Credit Agreement, the Lender hereby consents to the Centrex Acquisition.  Notwithstanding the terms of Section 7.11 of the Credit Agreement, the Borrowers agree that the Lender may conduct Field Exams and appraisals of the Centrex Sellers’ assets purchased in the Centrex Acquisition, and any such Field Exams and appraisals of any assets purchased in the Centrex Acquisition  performed within 120 days of the date hereof shall not be subject to the limitations contained in Section 7.11 of the Credit Agreement (nor shall such appraisal be considered when applying the limitations of Sections 7.11(b) or (c) of the Credit Agreement).

4.                   Amendment.  The Credit Agreement is hereby amended as follows:

4.1.         New Definitions.  The following new definitions are added in alphabetical order to Section 1.01 of the Credit Agreement:

““Centrex Acquisition” means the Acquisition provided for in the Centrex Purchase Agreement.”

““Centrex Acquisition Documents” means the Centrex Purchase Agreement, the Transition Services Agreement, and all other material documents, agreements, bills of sale, and certificates, including those executed between or among any of the Loan Parties and the Centrex Sellers, delivered in connection with the Centrex Acquisition.”

“Centrex Earnout” means the deferred payment obligations of CCP arising under Section 2.10 of the Centrex Purchase Agreement.

““Centrex Earnout Payments” means the “Cabinet Payments” (as defined in the Centrex Purchase Agreement) and any other payment in respect of the Centrex Earnout.”

““Centrex Earnout Subordination Agreement” means that certain Subordination Agreement dated as of the First Amendment Effective Date by and among the Lender, certain of the Loan Parties and the Centrex Sellers in respect of certain payments, including the Centrex Earnout Payments.”

““Centrex Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the First Amendment Effective Date, by and among CCP, the Centrex Sellers and Terrence L. Reinhart, pursuant to which CCP will acquire certain of the assets of the Centrex Sellers with respect to the Business (as defined therein).”

““Centrex Sellers” means, together, Centrex Plastics, LLC, an Ohio limited liability company, and T.R. Plastics, LLC, an Ohio limited liability company.”

““Facility Relocation” has the meaning specified in Section 7.02(h).”

““Facility Relocation Capital Expenditures” means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period, the sum (without duplication) of all expenditures relating to the Facility Relocation (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items which should be capitalized under GAAP.”

““Facility Relocation Expenses” means all fees, costs and expenses incurred by the Company and its Subsidiaries in connection with the Facility Relocation (excluding Facility Relocation Capital Expenditures).”

““Facility Relocation Total Expenditures” means the sum of (a) the Facility Relocation Capital Expenditures and (b) the Facility Relocation Expenses.”

““First Amendment” means that certain Amendment No. 1 to Credit and Security Agreement dated as of the First Amendment Effective Date among the Borrowers and the Lender.”

““First Amendment Effective Date” means April 7, 2015.”

““Jefferson City Lease” means that certain commercial lease agreement, dated as of March 25, 2015, by and between CCP and 321 Wilson Drive, LLC, a Missouri limited liability company.”

““Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of (a) total Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the last day such Measurement Period, to (b) Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period then ended.”

““Qualifying Foreign Subsidiary” means any Subsidiary of the Company that is a Foreign Subsidiary that becomes a Borrower or Guarantor hereunder or that otherwise is a “Borrower” or “Guarantor” under the Second Lien Indebtedness Documents.”

““Second Lien Agent” means the “Agent” as defined in the Second Lien Indebtedness Documents.”

““Second Lien Credit Agreement” means that certain Second Lien Credit and Security Agreement dated as of the First Amendment Effective Date among the Borrowers, the lenders party thereto, and the Second Lien Agent, pursuant to which such lenders have agreed to make term loans to Borrowers (other than 2155375 Ontario Inc. and CCP Canada Inc.).”

““Second Lien Indebtedness” means Indebtedness of up to $24,000,000 in the aggregate principal amount outstanding at any time (plus all capitalized interest added to the principal amount thereon and minus all principal payments made thereunder and) owing by the Company, CCP, FTW Holdings, Inc., a Delaware corporation, and Fort Wayne Plastics, Inc., an Indiana corporation, and such other Borrowers party thereto from time to time to the Second Lien Lenders which is at all times subject to the Second Lien Intercreditor Agreement, as such Indebtedness may be referenced from time to time in accordance with the Second Lien Intercreditor Agreement.”

““Second Lien Indebtedness Documents” means all notes, credit agreements, loan agreements, security agreements, pledge agreements, guarantees, documents and agreements executed or delivered in connection with the Second Lien Indebtedness from time to time.”

“Second Lien Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of the First Amendment Effective Date by and between the Lender and the Second Lien Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

““Second Lien Lenders” means VPC SBIC I, LP and Centrex Plastics, LLC with Victory Park Management, LLC acting as the administrative agent and the collateral agent for each of the foregoing and, in the case of a refinancing of the Second Lien Indebtedness in accordance with the terms of the Second Lien Intercreditor Agreement, the holders of such Second Lien Indebtedness, provided such holders or the agent for such holders, as the case may be, have become bound by the terms of the Second Lien Intercreditor Agreement effective at the time of such refinancing.  With respect to Centrex Plastics, LLC in its capacity as a Second Lien Lender, all references in this Agreement and the other Loan Documents to any “Second Lien Lender” or “Second Lien Lenders” shall mean Centrex Plastics, LLC in its capacity as a “Seller-Related Lender” under the Second Lien Credit Agreement and shall not include Centrex Plastics, LLC as the seller under the Centrex Purchase Agreement or as a party to any Centrex Acquisition Documents.”

““Special Setoff Rights” means any right of any Loan Party to cause the Centrex Earnout Payments to be reduced pursuant to the terms of the Centrex Purchase Agreement, without the payment of any cash or cash equivalent or other property by any Loan Party, or the incurrence of any Indebtedness or other obligation of any kind by any Loan Party, due to a claim for indemnification by any Loan Party for breach of any representation or warranty made by Terrence L. Reinhart, or any Centrex Seller in the Centrex Acquisition Documents.”

““Technology Upgrade” has the meaning specified in Section 7.25.”

““Transition Services Agreement” means that certain Transition Services Agreement, dated as of the First Amendment Effective Date, by and between CCP and Centrex Plastics, LLC.”

4.2.        Existing Definition—Borrowing Base. The last paragraph of the definitions of Borrowing Base in Section 1.1 of the Credit Agreement is deleted in its entirety and replaced with the following:

“The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition unless the Lender has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to the Lender) and the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a Borrower hereunder.  With respect to the Closing Date Acquisition, the Lender acknowledges that it has conducted Field Exams and appraisals of the Target and those conducted prior to the date hereof are satisfactory to the Lender.  With respect to the Centrex Acquisition, the Lender agrees that (i) Field Exams and appraisals with respect to Accounts, Equipment and Inventory acquired as part of the Centrex Acquisition are not required as a condition to those assets being included in the calculation of the Borrowing Base, and the Accounts, Equipment and Inventory acquired (or to be acquired on the First Amendment Effective Date) pursuant to the Centrex Purchase Agreement shall, subject to all other terms, conditions and provisions of this Agreement, including, without limitation, Lender’s discretion and ability to impose reserves, be part of the Borrowing Base from and after the First Amendment Effective Date.”

4.3.         Other Existing Definitions. The definitions of the following terms in Section 1.01 of the Credit Agreement are deleted in their entirety and replaced, respectively, with the following:

““Closing Date Acquisition” means (i) the Acquisition provided for in the Purchase Agreement and (ii) for all purposes of this Agreement (excluding the definition of “Borrowing Base” in Section 1.01, and further excluding Sections 5.01(a), 6.27, and 9.01(n)), the Centrex Acquisition.”

““Closing Date Acquisition Documents” means (i) the Purchase Agreement and all other material documents executed between or among any of the Loan Parties and the Seller in connection with the Closing Date Acquisition, and (ii) for all purposes of this Agreement (excluding the definition of “Borrowing Base” in Section 1.01, and further excluding Sections 5.01(a) and 6.27), the Centrex Acquisition Documents.”

““Consolidated Capital Expenditures” means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items which should be capitalized under GAAP, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude (i) any Financed Capital Expenditures, (ii) any expenditures for equipment or other property purchased simultaneously or substantially concurrently with the trade-in of existing equipment or property owned by any Borrower or any of its Subsidiaries except to the extent such expenditures exceeds the amount of credit received for such trade-in, and (iii) Facility Relocation Capital Expenditures to the extent not in excess of $3,900,000 in the aggregate during the term of this Agreement.”

““Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) in each case to the extent deducted in determining such Consolidated Net Income, without duplication, (i) Consolidated Interest Charges (net of interest income for such period of the Company and its Subsidiaries) for such period, (ii) federal, state, local and foreign income tax expense for such period, net of income tax credits, (iii) depreciation and amortization for such period, (iv) non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, (v) if agreed upon in writing by the Lender, non-cash expenses or losses and other non-cash charges incurred (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months), (vi) LIFO reserves established during such period, (vii) Management Fees which have been expensed in such period, and (viii) the reasonable costs and expenses incurred by the Loan Parties in connection with the negotiation, documentation and closing of the Centrex Acquisition in an aggregate amount not to exceed $120,000 in total during the term of this Agreement and incurred no later than 60 days after the First Amendment Effective Date, minus (b) (i) non-cash income, gains or profits or LIFO reserves terminated during such period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis, and (ii) Facility Relocation Expenses incurred and paid in cash for such period (net of (x) up to $534,000 in tenant improvement proceeds actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) under the Jefferson City Lease during such period and (y) up to $500,000 actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) from the City of Jefferson for building improvements at the premises leased under the Jefferson City Lease); provided that, for any period that includes a material Disposition or the Centrex Acquisition, the calculation of Consolidated EBITDA shall be subject to the adjustments set forth in Sections 1.03(c) and 1.03(d).  Notwithstanding the foregoing, Consolidated EBITDA for the applicable Fiscal Quarter end as set forth in the table below shall be deemed to be the respective amount as follows:

Fiscal Quarter Ending on or Closest To	Consolidated EBITDA
September 30, 2014	$3,514,000
December 31, 2014	$1,669,000
March 31, 2015	$1,417,000

”

““Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.”

““Consolidated Fixed Charges” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) all principal repayments made or required to be made of Consolidated Funded Indebtedness during such period, but excluding any repayments of principal of any Revolving Loans and further excluding any such payments to the extent constituting a refinancing of such Consolidated Funded Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02, (c) all Restricted Payments made in cash during such period, (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Subsidiaries, during such period, (e) cash contributions made to any Pension Plan or any Foreign Plan (to the extent not deducted in the calculation of the Consolidated Net Income) during such period, (f) the Monthly Equipment Amortization Amount during such period, (g) the Monthly Real Estate Amortization Amount during such period, (h) Management Fees paid in cash in such period and (i) all payments made in cash in respect of the Centrex Earnout (including Centrex Earnout Payments) during such period.”

““Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and trade accounts payable acquired pursuant to the Centrex Acquisition), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, (g) all Subordinated Indebtedness and all Second Lien Indebtedness, and (h) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Company or such Subsidiary.”

““Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the net income after taxation of the Company and its Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring gain or income (or expense), including, any compensation charge incurred in connection with the Transactions and any Facility Relocation Expenses whether or not accrued or expensed; provided, that the following shall be excluded from Consolidated Net Income, without duplication: (x) the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Subsidiary in cash, (y) net income or loss of any Person in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (z) any Person the ability of which to make Restricted Payments is restricted by any Restrictive Agreement, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period.  For the avoidance of doubt, Facility Relocation Expenses shall be excluded from the net income of the Company and its Subsidiaries for the purpose of calculating Consolidated Net Income.”

““Financed Capital Expenditures” means Consolidated Capital Expenditures that are:  (a) financed by interest bearing Indebtedness (excluding the Loans); (b) made with (i) Net Cash Proceeds from any Disposition described in clauses (b) and (d) of Section 8.05 or (ii) Insurance Proceeds or Condemnation Awards arising from any Event of Loss with respect to any property or asset, in each case, or the extent such proceeds are reinvested within one hundred eighty (180) days of receipt thereof; and (c) constituting any portion of the purchase price of the Closing Date Acquisition which is accounted for as a Consolidated Capital Expenditure.”

““Intercreditor Agreement” means an intercreditor or subordination agreement among the Lender, one or more of the Second Lien Lenders, the Subordinated Lenders or Specified Subordinated Lenders, as applicable, and the Borrowers, entered into from time to time and in form and substance acceptable to the Lender, and includes, without limitation, the Second Lien Intercreditor Agreement and the Centrex Earnout Subordination Agreement.”

““Monthly Equipment Amortization Amount” means $45,488.”

““Revolving Credit Commitment Amount” means $33,000,000, as adjusted from time to time pursuant to the terms of this Agreement.”

““Revolving Credit Maturity Date” means April 7, 2018.”

““Seller” means (i) with respect to the Closing Date Acquisition, the “Shareholders” as defined in the Purchase Agreement, and (ii) with respect to the Centrex Acquisition, the Centrex Sellers and Terrence L. Reinhart.”

““Seller Undertakings” means, collectively, (i) with respect to the Closing Date Acquisition, all representations, warranties, covenants and agreements made by Seller in favor of any Borrower or any other Loan Party, and all indemnifications by a Seller for the benefit of any Grantor relating thereto, pursuant to the Closing Date Acquisition Documents, and (ii) with respect to the Centrex Acquisition, all representations, warranties, covenants and agreements made by the Centrex Sellers in favor of any Borrower or any other Loan Party, and all indemnifications by a Centrex Seller for the benefit of any Grantor relating thereto, pursuant to the Centrex Acquisition Documents.”

““Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities and assuming that the debt and other obligations will become due at their respective maturities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities and assuming that the debt and other obligations will become due at their respective maturities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (e) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.”

““Subordinated Indebtedness” means the Specified Subordinated Indebtedness, the Centrex Earnout, and all other Indebtedness (but expressly excluding the Second Lien Indebtedness) payable by a Borrower or any of its Subsidiaries to a Person other than another Borrower which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Lender and is at all times subject to an Intercreditor Agreement.  For the avoidance of doubt, “Subordinated Indebtedness” shall not include the Second Lien Indebtedness.”

4.4.             Existing Definition—Excluded Assets.  In the definition of “Excluded Assets” in Section 1.01 of the Credit Agreement, clause (b) is hereby amended to read in its entirety as follows:

“(b) voting Equity Interests of any first tier Foreign Subsidiary in excess of 65% of the aggregate voting Equity Interests of such first tier Foreign Subsidiary (other than a Qualifying Foreign Subsidiary, all of the equity of which shall constitute Collateral);”

4.5.             Acquisitions and Dispositions.  Sections 1.03(c) of the Credit Agreement is deleted and replaced with the following:

“(c)             Acquisitions and Dispositions.  All defined terms used in the calculation of Consolidated Fixed Charge Coverage Ratio hereof shall be calculated on a historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any Measurement Period that includes the Closing Date Acquisition or any Disposition permitted by Sections 8.05(b), 8.05(c), or 8.05(d), to the actual historical results of the Person or line of business so acquired or asset so Disposed and which amounts shall include only adjustments as are otherwise reasonably satisfactory to the Lender; provided, the foregoing shall not permit adjustments in respect of Facility Relocation Total Expenditures.”

4.6.              Other Pro Forma Calculations.  Section 1.03(d) of the Credit Agreement is deleted and replaced with the following:

“(d)             Other Pro Forma Calculations.  Any pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall be made (i) as if all Indebtedness incurred or Investments or Disposition made at the time of such measurement had been incurred or made, as applicable, on the first day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a), 7.01(b) or 7.01(c), (ii) as if all Indebtedness repaid at the time of such measurement had been paid on the last day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a), 7.01(b) or 7.01(c), and (iii) pro forma for any other element of the relevant transaction that would affect the calculation of Consolidated Fixed Charge Coverage Ratio; provided, the foregoing shall not permit pro forma adjustments in respect of Facility Relocation Total Expenditures.”

4.7.              Lien Waivers.  The last sentence of Section 4.03(c) of the Credit Agreement is deleted and replaced with the following:

“In the event Loan Parties do not provide the Lender with any such Lien Waiver with respect to any such premises within 30 days after Inventory is at such location or 90 days after the First Amendment Effective Date, whichever is later, Loan Parties acknowledge that, in the Lender’s Credit Judgment, Inventory at such location shall not be Eligible Inventory or the Lender shall establish a Rent and Charges Reserve for such location.”

4.8.              Further Assurances.  Section 4.04(a) of the Credit Agreement is deleted and replaced with the following:

“(a)             New Deposit Accounts and Securities Accounts.  Concurrently with or prior to the opening of a Deposit Account, Securities Account, commodities account, securities entitlement or commodity contract by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to the Lender a Control Agreement covering such Deposit Account, Securities Account, securities entitlement or commodity contract, duly executed by such Loan Party, the Lender, the Second Lien Agent, and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained or with which such entitlement or contract is carried, as the case may be.”

4.9.             Brokers.  Section 6.22 of the Credit Agreement is deleted and replaced with the following:

“6.22         Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents (except (i) as disclosed in the Purchase Agreement and solely with respect to the Closing Date Acquisition and (ii) as disclosed in the Centrex Purchase Agreement and solely with respect to the Centrex Acquisition), and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith (except (i) as disclosed in the Purchase Agreement and solely with respect to the Closing Date Acquisition and (ii) as disclosed in the Centrex Purchase Agreement and solely with respect to the Centrex Acquisition).”

4.10.          Senior Indebtedness.  Section 6.26 of the Credit Agreement is deleted and replaced with the following:

“6.26       Senior Indebtedness.  Except as expressly provided otherwise in the Second Lien Intercreditor Agreement, all Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations are entitled to the benefits of the subordination created by the applicable Intercreditor Agreement or any other applicable Subordinated Indebtedness Document, as applicable.  Except as expressly provided otherwise in the Second Lien Intercreditor Agreement, all Liens securing all Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, are prior to all Liens securing any Second Lien Indebtedness and such Liens are entitled to the benefits created by the Second Lien Intercreditor Agreement.  Each Loan Party acknowledges that the Lender is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Intercreditor Agreements.”

4.11.          Centrex Acquisition.  Article VI of the Credit Agreement is amended by adding the following new Section 6.29 to the end thereof:

“6.29         Centrex Acquisition.  As of the date of the First Amendment Effective Date, (i) each of the representations and warranties made by the Loan Parties in the Centrex Acquisition Documents is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, and (ii) to the knowledge of the Loan Parties, each of the representations and warranties made by a party, other than a Loan Party, to the Centrex Acquisition Documents is true and correct in all material respects, expect to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date.  At the close of business on the First Amendment Effective Date, the Centrex Acquisition shall have been consummated and completed in accordance with all applicable Laws.”

4.12.          Other Information. In Section 7.02 of the Credit Agreement, the “and” between Section 7.02(e) of the Credit Agreement and Section 7.02(f) of the Credit Agreement is deleted, the “.” at the end of Section 7.02(f) of the Credit Agreement is deleted and replaced with “;” and new Sections 7.02(g) and 7.02(h) are added to Section 7.02 of the Credit Agreement as follows:

“(g)             concurrently with the furnishing thereof any material notice, statement or report furnished to the Second Lien Agent or any holder of any of the Second Lien Indebtedness or to the Second Lien Lenders, which is not otherwise required to be delivered hereto, including supporting materials, reconciliations, agings and reports and appraisals; and

(h)               on or before April 30, 2015, a detailed, written plan in respect of the contemplated relocation of the Core Business from Bridgeton, Missouri to Jefferson City, Missouri (the “Facility Relocation”), as disclosed to Lender prior to the Closing Date, which written plan shall (i) be reasonably acceptable to Lender, (ii) include a detailed budget, including line items for material expenditures and incurrences, (iii) set forth any material legal requirements and notices necessary or appropriate for such relocation, and (iv) include projected milestones for each step and material action involved in respect of such relocation, including the engagement of consultants and hiring of reputable and bonded movers, anticipated dates of relocation and anticipated date of completion, and the Loan Parties shall promptly notify Lender in writing of any variances or delays relative to such plan, budget (including cost overruns), timeline and milestones (and in the event of any such variance or delay, the Loan Parties shall keep Lender reasonably apprised of developments and consult with Lender).  At the written request of the Lender or the Second Lien Agent, the Loan Parties shall engage a consultant, reasonably satisfactory to the Lender, at the Loan Parties’ sole expense (including, without limitation, any monthly retainer fee required from the time such engagement begins through the completion of the Facility Relocation) to oversee the Facility Relocation, and the Loan Parties shall authorize and direct such consultant to discuss the engagement and Facility Relocation with the Lender from time to time.”

4.13.          Notices to Subordinated Lenders and Second Lien Lenders.  Section 7.03(m) of the Credit Agreement is deleted and replaced with the following:

“(m)      within two Business Days of receipt or sending, as applicable, copies of any notices (including notices of default or acceleration, but excluding interest rate change notices) received from any Subordinated Lender, the Second Lien Agent, or any Second Lien Lender or given by any Loan Party to any Subordinated Lender, the Second Lien Agent, or any Second Lien Lender;”

4.14.         New Domestic Subsidiaries and Qualifying Foreign Subsidiaries. Section 7.13 of the Credit Agreement is deleted and replaced with the following:

“7.13          New Domestic Subsidiaries and Qualifying Foreign Subsidiaries.  As soon as practicable but in any event within 3 Business Days following the acquisition or creation of any Domestic Subsidiary or Qualifying Foreign Subsidiary cause to be delivered to the Lender each of the following, as applicable:

(a)            a joinder agreement acceptable to the Lender duly executed by such Domestic Subsidiary or Qualifying Foreign Subsidiary, together with executed counterparts of each other Loan Document reasonably requested by the Lender, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Lender in all Collateral of such Domestic Subsidiary or Qualifying Foreign Subsidiary;

(b)            (i) Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Lender for the benefit of the Credit Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Lender and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Lender for the benefit of the Credit Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by a Uniform Commercial Code or PPSA filing, and (ii) pledge agreements, control agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by the Lender, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Domestic Subsidiary or Qualifying Foreign Subsidiary has an interest consistent with the terms of the Loan Documents, provided that notwithstanding anything to the contrary in this Section 7.13, no Loan Party shall be required to take any Excluded Perfection Action or deliver any documents or agreements with respect to an Excluded Perfection Action;

(c)            upon the request of the Lender, an opinion of counsel to each such Domestic Subsidiary or Qualifying Foreign Subsidiary and addressed to the Lender, in form and substance reasonably acceptable to the Lender, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(d)            current copies of the Organization Documents of each such Domestic Subsidiary or Qualifying Foreign Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees or governing bodies thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.13, all certified by the applicable Governmental Authority or appropriate officer as the Lender may elect.”

4.15.          New Foreign Subsidiaries. Section 7.14 of the Credit Agreement is deleted and replaced with the following:

“7.14          New Foreign Subsidiaries.  As soon as practicable but in any event within 3 Business Days following the acquisition or creation of any first-tier Foreign Subsidiary of the Company or a Loan Party that is a Domestic Subsidiary (other than Qualifying Foreign Subsidiaries, which are addressed in Section 7.13) cause to be delivered to the Lender a pledge of 65% of the Equity Interests of each such Foreign Subsidiary, provided that notwithstanding anything to the contrary in this Section 7.14, no Loan Party shall be required to take any Excluded Perfection Action or deliver any documents or agreements with respect to an Excluded Perfection Action.”

4.16.          Further Assurances.  Section 7.16 of the Credit Agreement is deleted and replaced with the following:

“7.16          Further Assurances.  At the Borrowers’ cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Document, provided, however, unless an Event of Default has occurred no Lien on the Equity Interests or assets of an Inactive Subsidiary shall be required to be granted to Lender; and provided further, however, if an Event of Default has occurred then at any time thereafter within five days of the Lender’s request the Company shall cause a Lien on the Equity Interests and assets of each Inactive Subsidiary to be granted in favor of Lender.  Notwithstanding anything to the contrary contained in this Section 7.16, each Loan Party shall be required to grant a Lien to Lender in any real or personal property in which the Second Lien Agent or any Second Lien Lender shall have been granted a Lien.”

4.17.          New Affirmative Covenants.  Article VII of the Credit Agreement is hereby amended by adding the following new Sections 7.23, 7.24, 7.25 and 7.26 to the end thereof:

“7.23          Second Lien Debt.  Promptly cancel any Second Lien Indebtedness directly or indirectly acquired by them, any of their Subsidiaries or Affiliates, and no Second Lien Indebtedness may be issued in substitution or exchange for any such Second Lien Indebtedness so cancelled by any Loan Party. For the avoidance of doubt, this Section 7.23 is not intended and shall not prevent the Borrowers from making any payment of the Second Lien Indebtedness, including any voluntary or mandatory prepayment of the Second Lien Indebtedness contemplated by the Second Lien Indebtedness Documents.

7.24            Board Observation Rights.  Agree that the Lender and/or one of its designated Affiliates, as the case may be, shall be entitled to have one (1) observer attend, in a non-voting capacity, whether in person or telephonically, meetings of the board of directors (or other similar body) of such Loan Party (which, in the case of the Company, shall be held at least four (4) times per calendar year) and no less frequently than once each six (6) month period) and each executive, compensation, budget or other material committee and subcommittee thereof.  Each of the Loan Parties shall provide such designated observers copies of notices, minutes, consents and other materials provided to the members of its board of directors (or other similar body) and such committees and subcommittees, substantially concurrently with the delivery thereof to such members, and shall reimburse such observer for all costs and expenses reasonably incurred in connection with attending any of such meetings.  Each of the Loan Parties agrees that no such meeting, whether in person or telephonically, shall be held unless each such designated observers shall have reasonable prior notice thereof. Notwithstanding anything to the contrary in this Section 7.24, the observer may be excused by the board of directors of any Loan Party from attending any portion of a board or committee meeting, and any Loan Party may withhold information (including by redaction) from the observer, in each case (i) to the extent that attendance by or furnishing such information to the observer would jeopardize a Loan Party’s ability to assert the attorney-client privilege with respect to matters of material importance to be discussed during a portion of any meeting as determined by the board in good faith with the advice of counsel or (ii) during which, or with respect to, matters relating to this Agreement are to be discussed; provided, that such observer shall be notified of the reasoning for being so excused or such information being withheld.

7.25             Information Technology.  Commencing as soon as reasonably practicable after the First Amendment Effective Date, and thereafter until completion, diligently and in good faith take steps and actions to upgrade and modernize, in a timely manner, the Loan Parties’ internal information technology and systems, including hardware and systems software as appropriate, in a manner and level consistent with industry standards and companies similarly situated (the “Technology Upgrade”), and deliver to the Lender, promptly after the Lender’s reasonable request therefor, a reasonably detailed and updated written information technology plan, which plan shall give due regard to discussions prior to the Closing among the parties and, in any case, shall include the following:  (i) list of key or material information technology personnel, employees and outside consultants employed or engaged by the Company and its Subsidiaries, if any; (ii) a timeline (in reasonable detail) of additional critical information technology projects and improvement steps; (iii) a description (in reasonable detail) of the selection process for major software and hardware upgrades; and (iv) written estimates and timelines for one-time expenditures and capitalized projects and annual, on-going related expenses; further, the Borrowers shall permit representatives of the Lender, at the Lender’s expense, to discuss the related steps and actions and consult with and advise the management of the Borrowers on significant matters relating thereto.  Such information technology plan must be satisfactory to the Lender in its sole discretion.  The Technology Upgrade must be approved by the Lender prior to the commencement thereof and completed to the Lender’s satisfaction.  The aggregate amount of all costs, fees, expenditures and expenses in connection with the Technology Upgrade shall not exceed $250,000 in the aggregate.

7.26             Integration Plan.  On or before May 15, 2015, deliver to the Lender a reasonably detailed written integration plan, reasonably acceptable to the Lender, in respect of the assets and business acquired pursuant to the Centrex Acquisition, including the integration of financial, accounting and informational technology systems), and which plan shall include, without limitation, a detailed timeline, a line item budget including costs and expenditures, and a list of personnel to be dedicated to, or materially involved with, such integration.”

4.18.          Permitted Lien.  Section 8.01 of the Credit Agreement is amended by deleting the word “and” at the end of Section 8.01(r), deleting the “.” at the end of Section 8.01(s) and replacing it with “; and” and inserting the following new clause (t):

“(t)                 Liens on the Collateral securing “Second Lien Priority Indebtedness” (as such term is defined in the Intercreditor Agreement) permitted under, and subject at all times to, the Second Lien Intercreditor Agreement.”

4.19.          Permitted Indebtedness.

4.19.1.        Section 8.02(c) of the Credit Agreement is deleted and replaced with the following:

“(c)      Guarantees of any Borrower in respect of Indebtedness otherwise permitted hereunder of any other Borrower; provided that no Loan Party or any other Subsidiary of the Company shall Guarantee (I) the Subordinated Indebtedness unless such Guarantee shall be subordinated to the Obligations on substantially the same terms as such Subordinated Indebtedness, or (II) the Second Lien Indebtedness unless such Guarantee shall be subject to the terms of the Second Lien Intercreditor Agreement and such Loan Party or other Subsidiary shall have guaranteed the Obligations;”

4.19.2.           Section 8.02(e) of the Credit Agreement is deleted and replaced with the following:

“(e)          Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,000,000;”

4.19.3.  The “and” between Section 8.02(o) of the Credit Agreement and Section 8.02(p) of the Credit Agreement is deleted, the “.” at the end of Section 8.02(p) of the Credit Agreement is deleted and replaced with “;” and a new Section 8.02(q) and a new Section 8.02(r) are added to Section 8.02 of the Credit Agreement as follows:

“(q)         the Centrex Earnout Payments to the extent subject to an Intercreditor Agreement and in accordance with Section 8.19 hereof; and

(r)             the Second Lien Indebtedness in an aggregate principal amount not to exceed the “Second Lien Debt Cap” (as such term is defined in the Intercreditor Agreement) if the Second Lien Indebtedness is at all times subject to the Second Lien Intercreditor Agreement, is not secured by a Lien on any asset of any Person unless the Lender has a perfected Lien on such asset senior to any Lien securing the Second Lien Indebtedness, is not guaranteed by any Person unless the Lender has an unsubordinated guaranty from such Person, and does not have the benefit of any other asset, such as a letter of credit, unless the Lender also has the benefit of identical collateral solely for the benefit of the Lender.”

4.20.          Change in Nature of Business.  Section 8.07 of the Credit Agreement is deleted and replaced with the following:

“8.07         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.  Without limiting the foregoing, the Company shall not, after the date hereof, directly or indirectly engage in any new material active business and, after the date hereof, shall conduct any material business activities (including the Core Business) through wholly-owned Subsidiaries.”

4.21.          Dispositions.

4.21.1.          Section 8.05(b) of the Credit Agreement is deleted and replaced with the following:

“(b)          Dispositions in the Ordinary Course of Business of Equipment or fixed assets that are obsolete, worn out or no longer useful to the Core Business (which shall include, for the sake of clarity, assets that are no longer useful to the Core Business due to the Facility Relocation) for so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) the aggregate fair market value or a book value, whichever is more, of such Equipment and fixed assets does not exceed $400,000 in any twelve-month period and (iii) all proceeds thereof are (A) remitted to the Lender for application to the Obligations in accordance with Section 2.05(b) or (B) applied to the replacement of such Equipment or fixed assets with Equipment or other fixed assets of like kind, function and value within 180 days after any such Disposition and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens;”

4.21.2.          The “and” between Section 8.05(i) of the Credit Agreement and Section 8.05(j) of the Credit Agreement is deleted, the “.” at the end of Section 8.05(j) of the Credit Agreement is deleted and replaced with “; and” and a new Section 8.05(k) is added to Section 8.05 of the Credit Agreement as follows:

“(k)          Dispositions of assets in connection with the Facility Relocation that are no longer useful to the Core Business so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) the aggregate net book value of such assets does not exceed $1,600,000 (inclusive of $700,000 of leasehold improvements) and (iii) all proceeds thereof are (A) remitted to the Lender for application to the Obligations in accordance with Section 2.05(b), or (B) applied to the replacement of such assets with Equipment or other fixed assets of like kind, function and value within 180 days after any such Disposition and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens.”

4.22.          Burdensome Agreements.  Section 8.09 of the Credit Agreement is deleted and replaced with the following:

“8.09              Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or the Second Lien Indebtedness Documents) that:

(a)            requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)            limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.”

4.23.          Use of Proceeds.  Section 8.10 of the Credit Agreement is deleted and replaced with the following:

“8.10          Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds or otherwise use proceeds of any Credit Extension in violation of Section 7.2.”

4.24.         Prepayment of Indebtedness.  Section 8.11(a) of the Credit Agreement is deleted and replaced with the following:

“(a)  Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, or make any payment in violation of any subordination terms thereof, including in each case pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrowers at its option, except, so long as no Default shall exist prior to or immediately thereafter, prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction (collectively, a “Prepayment”) of such Indebtedness, except (i) prepayments of the Subordinated Indebtedness made with the proceeds of other Indebtedness permitted to be incurred pursuant to Section 8.02 and containing terms and conditions (including terms of subordination, security and maturity) no less favorable in any material respect to the Lender than the Indebtedness subject to such Prepayment, (ii) prepayments of the Subordinated Indebtedness, including the Specified Subordinated Indebtedness, or any of the Second Lien Indebtedness as expressly permitted by the applicable Intercreditor Agreement, and (iii) refinancings of all of the Second Lien Indebtedness as expressly permitted by the Second Lien Intercreditor Agreement.  Notwithstanding the foregoing, the Loan Parties may at any time exercise any Special Setoff Rights to cause the Centrex Earnout Payments to be reduced pursuant to the terms of the Centrex Purchase Agreement.”

4.25.          Amendment of Indebtedness.  Section 8.11(b) of the Credit Agreement is deleted and replaced with the following:

“(b)            Amend, modify or change in any manner any term or condition of any Indebtedness (other than the Second Lien Debt in accordance with the Second Lien Intercreditor Agreement) with a stated maturity date outside the Revolving Credit Maturity Date, in each case so that the terms and conditions thereof are less favorable in any material respect to the Lender than the terms of such Indebtedness as of the First Amendment Effective Date, but in no event shall terms of recourse, guarantees or credit support be any less favorable to the Lender than the terms of such Indebtedness as of the First Amendment Effective Date.”

4.26.          Prepayment of Indebtedness; Amendment to Material Agreements. Section 8.11 of the Credit Agreement is hereby amended by adding a new clause (e) to the end thereof:

“(e)             Waive or otherwise modify any term of any Second Lien Indebtedness Document except in a manner permitted by the Second Lien Intercreditor Agreement; provided, if any amendment or modification to the Second Lien Indebtedness Documents amends or modifies any representation or warranty, covenant (including any financial covenant and any definitions relating to such representation, warranties or covenants (including any financial covenants)) or event of default contained in the Second Lien Indebtedness Documents (or any related definitions) (but excluding, for purposes of clarity, any other amendment or modification to the Second Lien Indebtedness Documents in respect of the rates, the fees or any premiums relating thereto, which shall be subject to the terms of the Second Lien Intercreditor Agreement), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the Second Lien Indebtedness Documents or any other Second Lien Indebtedness Document adds an additional representation and warranty, covenant or event of default therein, then each Borrower acknowledges and agrees that, if requested by Lender, this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist with respect to financial or negative covenants), without the need for any further action or consent by any Borrower or any other party.  In furtherance of the foregoing, the Borrowers shall permit Lender to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant, event of default or other provision in this Agreement or such other Loan Documents without any need for any further action or consent by any Borrower.”

4.27.          Financial Covenants.  Section 8.12 of the Credit Agreement is deleted and replaced with the following:

“8.12          Financial Covenants.

(a)            Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the Measurement Period most recently ended to be less than the ratio set forth below opposite such Fiscal Quarter, provided, however, that for (i) the June 30, 2015 calculation, such ratio shall be calculated only for such Fiscal Quarter ending on or closest to such date, (ii) the September 30, 2015 calculation, such ratio shall be calculated only for the two most recent Fiscal Quarters ended, and (iii) the December 31, 2015 calculation, such ratio shall be calculated only for the three most recent Fiscal Quarters ended:

Measurement Period Ending on or Closest To	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2015	2.51 to 1.00
September 30, 2015	1.84 to 1.00
December 31, 2015	1.34 to 1.00
March 31, 2016	1.57 to 1.00
June 30, 2016	1.51 to 1.00
September 30, 2016	1.74 to 1.00
December 31, 2016	2.01 to 1.00
March 31, 2017	1.88 to 1.00
June 30, 2017	1.96 to 1.00
September 30, 2017	2.00 to 1.00
December 31, 2017	2.00 to 1.00
March 31, 2018	2.00 to 1.00
June 30, 2018	2.00 to 1.00
September 30, 2018	2.00 to 1.00
December 31, 2018	2.00 to 1.00
Last Day of Each Fiscal Quarter Thereafter	2.00 to 1.00

(b)            Consolidated Capital Expenditures.  Permit the aggregate amount of Consolidated Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $3,000,000.

(c)         Minimum Consolidated EBITDA.  Permit Consolidated EBITDA as of the last day of the Measurement Period most recently ended to be less than the amount set forth below opposite such Fiscal Quarter:

Measurement Period Ending on or Closest To	Minimum Consolidated EBITDA
June 30, 2015	$9,694,496
September 30, 2015	$7,987,462
December 31, 2015	$7,337,041
March 31, 2016	$8,808,954
June 30, 2016	$9,491,013
September 30, 2016	$11,528,087
December 31, 2016	$14,017,576
March 31, 2017	$14,261,132
June 30, 2017	$14,500,000
September 30, 2017	$14,500,000
December 31, 2017	$14,500,000
March 31, 2018	$14,500,000
June 30, 2018	$14,500,000
September 30, 2018	$14,500,000
December 31, 2018	$14,500,000
Last Day of Each Fiscal Quarter Thereafter	$14,500,000

(d)            Minimum Availability.  Permit Availability, as of (i) the last day of any Fiscal Month and (ii) at any time a borrowing base certificate is required to be delivered and at each time actually delivered to the Lender, to be less than $1,000,000.

(e)            Leverage Ratio.  Permit the Leverage Ratio as of the last day of any period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such quarter in the table below:

Measurement Period Ending on or Closest To	Maximum Ratio
June 30, 2015	5.25 to 1.00
September 30, 2015	6.46 to 1.00
December 31, 2015	7.12 to 1.00
March 31, 2016	5.71 to 1.00
June 30, 2016	4.98 to 1.00
September 30, 2016	3.83 to 1.00
December 31, 2016	2.95 to 1.00
March 31, 2017	2.75 to 1.00
June 30, 2017	2.46 to 1.00
September 30, 2017	2.25 to 1.00
December 31, 2017	2.25 to 1.00
March 31, 2018	2.25 to 1.00
June 30, 2018	2.25 to 1.00
September 30, 2018	2.25 to 1.00
December 31, 2018	2.25 to 1.00
Last Day of Each Fiscal Quarter Thereafter	2.25 to 1.00”

4.28.          Centrex Earnout Payments.   A new Section 8.19 is added to the Credit Agreement as follows:

“8.19      Centrex Earnout Payments.  Pay or otherwise redeem, exchange, purchase retire or defease, or contribute to any sinking fund or similar arrangement in respect of, the Centrex Earnout; provided, that, the Loan Parties may pay regularly scheduled, non-accelerated payments in respect of the Centrex Earnout as and when, and on the dates, due and payable in accordance with the Centrex Purchase Agreement (as in effect on the date hereof) and subject to the terms and conditions of the Centrex Earnout Subordination Agreement.”

4.29.          Specific Covenants.  Section 9.01(b) of the Credit Agreement is deleted and replaced with the following:

“(b)             Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 2.05(b), 7.01(a), 7.01(b), 7.01(c), 7.03, 7.05, 7.07, 7.08, 7.11, 7.12, 7.13, 7.16 (last proviso thereof and the last sentence thereof), 7.24, or Article VIII, or (ii) in any of Sections 4.04, 7.02(a), 7.02(b), 7.02(c) or 7.26 and such failure continues for three (3) or more Business Days; or”

4.30.         Cross Default and Cross Acceleration to Second Lien Indebtedness.  The following is added immediately prior to the last sentence of Section 9.01(e) of the Credit Agreement:

“The occurrence of an Event of Default under the Second Lien Indebtedness Documents.”

4.31.         Events of Default—Closing Date Acquisition; Joinder Documents; Centrex Acquisition.  Section 9.01(n) of the Credit Agreement is deleted and replaced with the following:

“(n)             Closing Date Acquisition; Joinder Documents; Centrex Acquisition.  The failure for any reason of (i) the Closing Date Acquisition to be consummated and completed in accordance with all applicable Laws on the Closing Date, (ii) any Borrower or any Target to execute and deliver the Joinder Documents to Lender on the Closing Date, or (iii) the Centrex Acquisition to be consummated and completed in accordance with all applicable Laws on the First Amendment Effective Date;”

4.32.          Default Regarding Intercreditor Agreement with Second Lien Indebtedness.  The following is added at the end of Section 9.01(q) of the Credit Agreement:

“The provisions contained in the Second Lien Intercreditor Agreement (the “Second Lien Provisions”) shall fail to be enforceable by the Lender (which have not effectively waived the benefits thereof) in accordance with the terms thereof, the Second Lien Lender breaches or defaults in its obligations thereunder, or the Second Lien Intercreditor Agreement becomes null or void other than in accordance with its terms; or any Second Lien Lender, any Loan Party or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Second Lien Provisions, or (ii) that any of such Second Lien Provisions exist for the benefit of the Lender.”

4.33.         Additional Defaults.   New Sections 9.01(r) and 9.01(s) are added to the Credit Agreement as follows:

“(r)              Intercreditor Agreement.  The failure of any Loan Party or any of its Subsidiaries to comply with any material term of any Intercreditor Agreement, or if any Intercreditor Agreement becomes null and void other than in accordance with its terms; or

(s)                Material Adverse Effect.  The occurrence of any event that will have, based on the reasonable Credit Judgment of the Lender, a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof.”

4.34.          Intercreditor Agreement.  New Section 10.20 is added to the Credit Agreement as follows:

“10.20             Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all Liens created under this Agreement or any other Loan Document securing the “Excess First Lien Debt” as defined the Second Lien Intercreditor Agreement, and rights and remedies of the Agent (and the Lenders) in respect thereof, shall be subject to and limited by the terms of the Second Lien Intercreditor Agreement (as among the Lender, the Second Lien Agent and the Borrowers).”

4.35.          New Form of Compliance Certificate.  Exhibit C attached to the Credit Agreement is hereby deleted and replaced with Exhibit C attached hereto.

5.                   Facility Relocation.  The Borrowers have given notice to the Lender of the Borrowers intended Facility Relocation and that the lease agreement for their chief executive office located at 303/333 Rock Industrial Park Drive, Bridgeton, Missouri has been effectively terminated.

6.                  Representations and Warranties of Borrower.  Each Borrower hereby jointly and severally represents and warrants to the Lender that (i) each Borrower’s execution of this Agreement has been duly authorized by all requisite action of each Borrower, (ii) no consents are necessary from any third parties for any Borrower’s execution, delivery or performance of this Agreement, (iii) this Agreement, the Credit Agreement, and each of the other Loan Documents, constitute the legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their terms, except to the extent that the enforceability thereof against Borrower may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, (iv) all of the representations and warranties contained in Article 6 of the Credit Agreement are true and correct with the same force and effect as if made on and as of the date of this Agreement, subject, as applicable, to a Schedule applicable to any such representation or warranty (and the Schedules to the Credit Agreement are, from and after the First Amendment Date, amended and restated in their entirety by the Schedules attached hereto as Exhibit B which such schedules attached hereto are deemed attached to the Credit Agreement), and (v) immediately before the execution and delivery of this Agreement, after giving effect to this Agreement and the consummation of the transactions contemplated hereby including the funding of the Subordinated Indebtedness on the date hereof and the closing of the Centrex Acquisition, there is no Default or Event of Default.

7.                  Customer Identification - USA PATRIOT Act Notice.  The Lender hereby notifies each Borrower, each other Loan Party that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (as amended from time to time (including any successor statute) and together with all rules promulgated thereunder, collectively, the “Act”), it is required to obtain, verify and record information that identifies each Borrower, each other Loan Party, which information includes the name and address of each Borrower, each other Loan Party and other information that will allow the Lender to identify each Borrower, each other Loan Party in accordance with the Act.

8.                  Reaffirmation.  Each Borrower hereby jointly and severally represents, warrants, acknowledges and confirms that (i) except as specifically modified by the terms of this Agreement, the Credit Agreement and the other Loan Documents remain in full force and effect as amended by this Agreement, (ii) Borrower has no defense to its obligations under the Credit Agreement and the other Loan Documents, and the Obligations are due and owing to the Lender without setoff or counterclaim, (iii) the Liens of the Lender under the Loan Documents secure all the Obligations, are reaffirmed in all respects, continue in full force and effect, have the same priority as before this Agreement, and are not impaired or extinguished in any respect by this Agreement, and (iv) Borrower has no claim against the Lender arising from or in connection with the Credit Agreement or the other Loan Documents and any such claim is hereby irrevocably waived and released and discharged forever.  Until the Obligations are paid in full in cash and all obligations and liabilities of Borrower under this Agreement and the Loan Documents are performed and paid in full in cash, Borrower agrees and covenants it is bound by the covenants and agreements set forth in the Credit Agreement, Loan Document and in this Agreement.  Each Borrower hereby ratifies and confirms the Obligations.  This Agreement does not create or constitute, and is not, a novation of the Credit Agreement and the other Loan Documents.

9.                  Release.  AS A MATERIAL PART OF THE CONSIDERATION FOR LENDER ENTERING INTO THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND ITS OFFICERS, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, DIRECTORS, EMPLOYEES AND AGENTS (COLLECTIVELY “RELEASOR”) HEREBY FOREVER RELEASES, FOREVER WAIVES AND FOREVER DISCHARGES LENDER AND ITS PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, PARENT CORPORATIONS, SUBSIDIARIES, AND AFFILIATES (HEREINAFTER ALL OF THE ABOVE COLLECTIVELY REFERRED TO AS “LENDER GROUP”), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, DAMAGES, DEBTS, AGREEMENTS, COVENANTS, SUITS, CONTRACTS, OBLIGATIONS, LIABILITIES, ACCOUNTS, OFFSETS, RIGHTS, ACTIONS, AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY, WHETHER ARISING AT LAW OR IN EQUITY, AND WHETHER ARISING UNDER, ARISING IN CONNECTION WITH, OR ARISING FROM, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS OR OTHERWISE, PRESENTLY POSSESSED, WHETHER KNOWN OR UNKNOWN, WHETHER LIABILITY BE DIRECT OR INDIRECT, LIQUIDATED OR UNLIQUIDATED, PRESENTLY ACCRUED, WHETHER ABSOLUTE OR CONTINGENT, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT HERETOFORE ASSERTED, WHICH RELEASOR MAY HAVE OR CLAIM TO HAVE, AGAINST ANY OF LENDER GROUP, IN EACH CASE TO THE EXTENT ARISING OR ACCRUING ON OR PRIOR TO THE DATE HEREOF.

10.               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

11.               Section Titles.  The section titles in this Agreement are for convenience of reference only and shall not be construed so as to modify any provisions of this Agreement.

12.               Fees and Expenses.  Borrower shall promptly pay to the Lender all fees, expenses and other amounts owing to the Lender under the Credit Agreement and the other Loan Documents, including, without limitation, all reasonable fees, costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement.

13.              Counterparts; Facsimile Transmissions.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in PDF format shall be effective as delivery of a manually executed counterpart of this Agreement.

14.                Loan Document.  This Agreement is a Loan Document.

15.               Notice—Oral Commitments Not Enforceable.  The following notice is given pursuant to Section 815 ILCS 160/1 et seq of the Illinois Revised Statutes.  Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement and the other Loan Documents:

ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED AND THAT IS IN ANY WAY RELATED TO THE LOAN AND THE LOAN DOCUMENTS. TO PROTECT BORROWER AND EACH OTHER OBLIGOR (BORROWER) AND LENDER (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE BORROWER AND LENDER REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Each Borrower acknowledges that there are no other agreements between or among the Lender, any Borrower, any other Loan Parties, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

16.               Notice-Insurance.  UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING US WITH EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

{remainder of page intentionally left blank; signature pages follows}

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

Katy Industries, Inc.,
a Delaware corporation

By:
David J. Feldman, Chief Executive Officer

Continental Commercial Products, LLC,
a Delaware limited liability company

By:
David J. Feldman, Chief Executive Officer

2155735 Ontario Inc.,
an Ontario corporation

By:
David J. Feldman, Chief Executive Officer

CCP Canada Inc.,
an Ontario corporation

By:
David J. Feldman, Chief Executive Officer

FTW Holdings, Inc., a Delaware corporation

By:
David J. Feldman, Chief Executive Officer

Fort Wayne Plastics, Inc., an Indiana corporation

By:
David J. Feldman, Chief Executive Officer

BMO Harris Bank N.A.
By:
Print Name: Jason Hoefler
Title: Director

{end of signatures}

Signature Page to Amendment No. 1 to Credit and Security Agreement

Exhibit A

Documents and Requirements List

[to be inserted]

Exhibit B

Disclosure Schedules

[to be inserted]

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

Financial Statement Date:  __________, _____

To:	BMO Harris Bank N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement, dated as of February 19, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Katy Industries, Inc., a Delaware corporation (the “Company”), and each subsidiary of the Company that is or hereafter becomes a borrower party to the Agreement (each of the Company and each such subsidiary may be referred to herein individually, as a “Borrower” and collectively, as “Borrowers”) and BMO Harris Bank N.A., as lender (“Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the _________________________________ of the Company, and that, as such, he is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

1.                  Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the Fiscal Year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by said Section.

[Use following paragraph 1 for Fiscal Quarter-end financial statements]

1.                  Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the Fiscal Quarter of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments case consistent with historical practices, and the absence of footnotes.

[Use following paragraph 1 for Fiscal Month-end financial statements]

1.                   Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(c) of the Agreement for the Fiscal Month of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments case consistent with historical practices, and the absence of footnotes.

2.                   The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                  A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it[, including, without limitation, Section 8.12 of the Agreement, and no Default has occurred and is continuing. <<OR>> except as the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status: _______________.]

4.                   The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

[Use following paragraph 5 for Fiscal Quarter end and Fiscal-Year -end financial statements]

5.                   The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
a Delaware limited liability company, as Borrower Agent

By:
Name:
Title:

2

For the twelve Fiscal Month period ended ___________________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 8.12(a) – Consolidated Fixed Charge Coverage Ratio.

A.
Consolidated EBITDA with respect to the Company and its Subsidiaries, on a consolidated basis, for the trailing twelve consecutive Fiscal Months (or other period specified in Section 8.12) ending on the above Statement Date (“Subject Period”):

	A.1.	Consolidated Net Income for the Subject Period:	$___________

	A.2.	Consolidated Interest Charges for Subject Period (net of interest income of the Company and its Subsidiaries for the Subject Period):	$___________

	A.3.	Federal, state, local and foreign income tax expense (net of income tax credits) for the Subject Period:	$___________

	A.4.	Depreciation and amortization for the Subject Period:	$___________

	A.5.	Non-cash compensation expenses, or other non-cash expenses or charges, for the Subject Period arising from the granting of stock options, stock appreciation rights or similar equity arrangements:	$___________

	A.6.	If agreed upon in writing by the Lender, non-cash expenses or losses and other non-cash charges incurred (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months):	$___________

	A.7.	LIFO reserves established during the Subject Period:	$___________

	A.8.	Management Fees which have been expensed for the Subject Period:	$___________

	A.9.	Reasonable costs and expenses incurred by the Loan Parties in connection with the negotiation, documentation and closing of the Centrex Acquisition in an aggregate amount not to exceed $120,000 in total and incurred no later than 60 days after the First Amendment Effective Date:	$___________

	A.10.	Non-cash income, gains or profits or LIFO reserves for Subject Period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis:	$___________

	A.11.	Facility Relocation Expenses incurred and paid in cash for such period:	$___________

3

	A.12.	Up to $534,000 in tenant improvement proceeds actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) under the Jefferson City Lease during the Subject Period:	$___________

	A.13.	Up to $500,000 actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) from the City of Jefferson for building improvements at the premises leased under the Jefferson City Lease) during the Subject Period:	$___________

	A.14.	Net Facility Relocation Expenses (Lines I.A.11 -I.A.12. - I.A.13)	$___________

	A.15.	Consolidated EBITDA (Lines I.A.1. + I.A.2. + I.A.3. + I.A.4. + I.A.5. + I.A.6. + I.A.7. + I.A.8. + I.A.9. - I.A.10. - I.A.14):	$___________

B.	Consolidated Fixed Charges for the Subject Period:

	B.1.	Consolidated Interest Charges paid or required to be paid in cash for the Subject Period:	$___________

	B.2.	All principal repayments made or required to be made of Consolidated Funded Indebtedness during the Subject Period, but excluding any repayments of principal of any Revolving Loan and further excluding any such payments to the extent constituting a refinancing of such Consolidated Funded Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 of the Agreement:	$___________

	B.3.	All Restricted Payments made in cash for the Subject Period:	$___________

	B.4.	Aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by Company and its Subsidiaries for the Subject Period:	$___________

	B.5.	Cash contributions made to any Pension Plan or Foreign Plan (to the extent no deducted in the calculation of the Consolidated Net Income) during the Subject Period:	$___________

	B.6.	Monthly Equipment Amortization Amount:	$___________

	B.7.	Monthly Real Estate Amortization Amount:	$___________

	B.8.	Management Fees paid in cash during the Subject Period:	$___________

4

	B.9.	Payments made in cash in respect of the Centrex Earnout (including Centrex Earnout Payments) for the Subject Period:	$___________

	B.10.	Consolidated Fixed Charges (Sum of I.B.1. + I.B.2. + I.B.3. + I.B.4. + I.B.5. + I.B.6. + I.B.7. + I.B.8. + I.B.9.):	$___________

C.	Consolidated Capital Expenditures for the Subject Period:

	C.1.	Consolidated Capital Expenditures, without giving effect to the exclusions specified in the definition thereof in the Credit Agreement:	$___________

	C.2.	Consolidated Capital Expenditures financed by interest bearing Indebtedness (excluding the Loans):	$___________

	C.3.	Consolidated Capital Expenditures made with Net Cash Proceeds from any Disposition described in clauses (b) and (d) of Section 8.05:	$___________

	C.4.	Consolidated Capital Expenditures made with Insurance Proceeds or Condemnation Awards from any Event of Loss with respect to any property or asset, in each case, or the extent such proceeds and reinvested within 180 days of receipt thereof:	$___________

	C.5.	Consolidated Capital Expenditures constituting any portion of the purchase price of the Closing Date Acquisition which is accounted for as a Consolidated Capital Expenditure:	$___________

	C.6.	Financed Capital Expenditures (excluding all Facility Relocation Capital Expenditures) (Lines I.C.2. + I.C.3. + I.C.4. + I.C.5.)	$___________

	C.7.	Any expenditures for equipment or other property purchased simultaneously or substantially concurrently with the trade-in of existing equipment or property owned by any Borrower or any of its Subsidiaries for the Subject Period, except to the extent such expenditures exceeds the amount of credit received for such trade-in	$___________

	C.8.	Facility Relocation Capital Expenditures (to the extent not exceeding $3,900,000 during the term of the Credit Agreement)	$___________

5

	C.9.	Consolidated Capital Expenditures (Lines I.C.1. - I.C.6. - I.C.7. - I.C.8.):	$___________

		Maximum Permitted:	$___________

D.	Consolidated Fixed Charge Coverage Ratio ((Line I.A.15. – Line I.C.9.) ÷ Line I.B.10.):

		Minimum Required:	___ to 1.00

II. Section 8.12(e) - Leverage Ratio

A.	Total Indebtedness		$___________

B.	Consolidated EBITDA (Line I.A.15)		$___________

C.	Leverage Ratio (Line II.A divided by Line II.B)		___ to 1.00

	Maximum Permitted:		___ to 1.00

6